Exhibit-10.33

Non-Exclusive LICENSE AGREEMENT
This Non-Exclusive License Agreement, effective as of November 13, 2020 (“Effective Date”), is between the Dana-Farber Cancer Institute, Inc., a Massachusetts non-profit organization having a principal place of business at 450 Brookline Ave., Boston, MA 02215, USA (“DFCI”) and X4 Pharmaceuticals, Inc. a Delaware corporation having a principal place of business at 61 North Beacon Street, 4th Floor, Boston, Massachusetts 02134 (“Licensee”). Each of DFCI and Licensee may be referred to herein as a “Party” or collectively as the “Parties.”
Background
WHEREAS, DFCI desires to promote the public interest by granting a license to the Patent Rights as later defined;
WHEREAS, Licensee has represented to DFCI that it has the capabilities and/or experience to develop, produce, market and sell products utilizing technology that is similar to the technology that is the subject of this Agreement and has the financial capacity and the strategic commitment to facilitate the transfer of the technology for the public interest; and
WHEREAS, Licensee desires to obtain a license to DFCI’s rights and DFCI is willing to grant a license upon the terms and conditions of this Agreement.
NOW, THEREFORE, DFCI and Licensee agree as follows.
ARTICLE I. – DEFINITIONS
The following terms set forth in this ARTICLE I have the meanings set forth below:
1.1.    “Agreement” means this Non-Exclusive License Agreement, including all attached schedules.
1.2.    “Affiliate” means any Person that is controlled by, controls, or is under common control with Licensee. For this purpose “control” means either (a) direct or indirect beneficial ownership of at least fifty percent (50%) interest in the voting stock (or the equivalent) of the relevant entity, (b) having the right to direct, appoint or remove a majority of members of such entity’s board of directors (or their equivalents) or (c) having the power to control the general management of such entity, in each case whether by law or contract.
1.3.    “Applicable Law” means any national, international, supra-national, federal, state or local laws, treaties, statutes, ordinances, rulings, rules and regulations, including any rules, regulations, guidance or guidelines, or requirements of any regulatory authorities, national securities exchanges or securities listing organizations, governmental authorities, courts, tribunals, agencies, legislative bodies and commissions that are in effect from time to time during the Term and applicable to a particular activity hereunder.
1.4.    “Calendar Quarter” means a period of three (3) consecutive months corresponding to the calendar quarters commencing on the first day of January, April, July or October, or any partial period thereof immediately following the Effective Date or immediately prior to the termination or expiration of this Agreement.
1.5.    “Calendar Year” means a period of twelve (12) consecutive months corresponding to the calendar year commencing on the first day of January, or any partial period thereof immediately following the Effective Date or immediately prior to the termination or expiration of this Agreement.
1.6.    “Commercially Reasonable Efforts” means, with respect to the research, development, manufacture or commercialization of a Licensed Product or Licensed Process, efforts and resources commonly used by a Person in the pharmaceutical industry in the exercise of reasonable commercial judgment in a manner consistent with such Person’s overall business strategy for products of similar commercial potential at a similar stage of development,

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taking into consideration their safety and efficacy, their cost to develop, the competitiveness of alternative products, their proprietary position, the likelihood of regulatory approval, their profitability, and all other relevant factors.
1.7.    “Confidential Information” means all proprietary or confidential information or material in tangible form disclosed hereunder, or proprietary or confidential information otherwise disclosed in non-tangible form hereunder; including all technical and non-technical information disclosed by either Party to the other Party in any form, electronic data and other proprietary information, samples, compounds, methods, formulas, processes, protocols, technologies and equipment employed, information relating to quality assurance, procedures for and record keeping, techniques, inventions, Know-How, apparatus, and formulae, related to the disclosing Party’s current, future and proposed compounds, compositions, and biological materials.
1.8    This section is intentionally left blank.
1.9.    “Cover” means, with respect to a given product, process, method or service, that a Valid Claim (and in the event such Valid Claim is contained in a pending patent, assuming such patent is issued) would, absent a license thereunder, be infringed by the research, development, making, using, sale, offering for sale, importation or other Exploitation of such product, process, method or service.
1.10.    This section is intentionally left blank.
1.11.    This section is intentionally left blank.
1.12.    “Distributor” means any Third Party that purchases its requirements for Licensed Product in final packaged form from Licensee or its Affiliates or Sublicensees and is appointed as a distributor to distribute, market and resell such Licensed Product in a country; provided that a Third Party that pays Licensee, or an Affiliate or Sublicensee, a royalty or similar payment based on the sale or transfer by such Third Party of Licensed Product shall be a Sublicensee, and not a Distributor, for purposes of this Agreement.
1.13.    “Exploit” shall mean to make, import, use, sell, or offer for sale, research, develop, commercialize, register, manufacture, export, transport, distribute, promote, or market.
1.14.    “Field of Use” means the therapeutic use of Licensee’s CXCR4 antagonist for treatment of Waldenstrom’s Macroglobulinemia in combination with BTK inhibitors, including ibrutinib.
1.15.    “First Commercial Sale” means with respect to a Licensed Product or Licensed Process and regulatory jurisdiction, the first transfer to a third party of such Licensed Product or Licensed Process in such regulatory jurisdiction after regulatory approval has been obtained in such jurisdiction for such Licensed Product or Licensed Process for which Net Sales are generated.
1.16.    “Indemnitees” shall have the meaning set forth in Section 9.1.
1.17.    “Inventor” means Steven Treon, M.D., Ph.D.
1.18.    This section is intentionally left blank.
1.19.    “Licensed Process” means any process or method the use, performance, sale or offer for sale of which (or a part thereof) is covered by a Valid Claim.
1.20.    “Licensed Product” means any product (a) the making, using, selling, offering for sale or importing of which product (or part thereof) is covered by a Valid Claim, (b) that is made, used or sold according to a Licensed Process.
1.21.    “Net Sales” means:

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a.the gross income billed or invoiced (or, if greater or not otherwise billed or invoiced, the gross amount received) by Licensee, its Affiliates or Sublicensees from the sale or transfer of a Licensed Product or a service performed using a Licensed Product or a Licensed Process to Third Parties (including Distributors and end users) less the following deductions to the extent such deductions (i) are appropriately allocated to the Licensed Product, (ii) do not exceed reasonable and customary amounts in the country in which the transaction occurs and (iii) are consistent with the accounting standards of the selling Person:
i.Outbound transportation charges or allowances actually paid or granted;
ii.Trade, quantity or cash discounts, if any, to the extent actually allowed and taken;
iii.Credits or allowances made or given due to rejects, returns, or retroactive price reductions for any amount not collected that are specifically identifiable to Licensed Products;
iv.Any tax or governmental charge directly on the sale or transportation, use or delivery of Licensed Products paid by Licensee, its Affiliate or Sublicensee that is reflected on a document of sale and not recovered from the purchaser.
b.In the case of a sale or other transfer of a Licensed Product within Licensee or between or among Licensee, a Sublicensee or their Affiliates for further sale or other transfer by such transferee, Net Sales shall be based on the gross amount billed, invoiced, or received (as applicable) for the first sale or other transfer of such Licensed Product to (i) an entity other than Licensee, a Sublicensee or their Affiliates, or (ii) a transferee that is the final purchaser or transferee.
c.No deductions will be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by Licensee, its Affiliates or Sublicensees, and on its payroll, or for cost of collections.
d.Neither Licensee nor an Affiliate or Sublicensee of Licensee shall accept non-monetary consideration for any Licensed Product or any service performed using any Licensed Product or Licensed Process without the prior written consent of DFCI.
e.If a Licensed Product or a service performed using any Licensed Product or Licensed Process is billed, invoiced or otherwise transferred at a discounted price that is substantially lower than the customary prices charged by Licensee, its Affiliate or Sublicensee, or billed, invoiced, or in accordance with the preceding paragraph or otherwise transferred for non-monetary consideration (whether or not at a discount), Net Sales will be calculated based on the average non-discounted amount charged for the Licensed Product or such service in an arms-length transaction to an independent Third Party during the same Calendar Quarter in the same country or, in the absence of such sales, on the fair market value of the Licensed Product or such service at the time of the transaction assuming an arm’s length transaction made in the ordinary course of business.
f.Notwithstanding the foregoing, transfers or dispositions of Licensed Product:
i.in connection with patient assistance programs,
ii.for charitable or promotional purposes, or
iii.for preclinical, clinical, regulatory or regulatory purposes or under so-called “named patient” or other limited access programs, shall not, in any such case, result in Net Sales or constitute a First Commercial Sale of such Licensed Product if Licensee, its Affiliates or Sublicensees do not receive compensation for such transfers or dispositions in excess of Licensee’s, its Affiliates’ or Sublicensees’ cost for such Licensed Product.

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g.Net Sales shall be deemed to occur on the earlier of the date of billing, invoicing or receiving consideration for a Licensed Product or a service performed using any Licensed Product or Licensed Process.
1.22.    “Patent Challenge” shall mean any challenge to the validity, patentability, enforceability or non-infringement of any of the Patent Rights or otherwise opposing any of the Patent Rights through a legal or administrative proceeding.
1.23.    “Patent Rights” means (a) the patent applications listed in Exhibit A, (b) any conversion, continuation, division, or substitution thereof, (c) any continuation-in-part to the extent directed to subject matter specifically described in, and entitled under 35 U.S.C. § 120 to the priority date of, the patent application described in clause (a) of this Section 1.22, (d) any patents issuing on the patent applications described in clauses (a) through (c) of this Section 1.22 and (e) any reissues, reexaminations or extensions of the patents and any foreign counterparts of the patent applications and patents, in each case as described in clauses (a) through (d) of this Section 1.22.
1.24.    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization.
1.25.    “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any regulatory authority with respect to a Licensed Product or Licensed Process in a country or jurisdiction in the Territory, other than a patent, including exclusivity for an approved New Drug Application (as defined in the FFDCA) or any corresponding foreign application in the Territory, new chemical entity exclusivity, new clinical data exclusivity, orphan drug exclusivity, pediatric exclusivity, or rights similar thereto in other countries or regulatory jurisdictions.
1.26.    “Royalty Term” means, on a Licensed Product-by-Licensed Product or Licensed Process-by-Licensed Process and country-by-country basis, the period of time commencing with the First Commercial Sale of a Licensed Product or Licensed Process in a country and continue until the later of (i) the expiration or termination of the last to expire Valid Claim of a Patent Right Covering such Licensed Product or Licensed Process in such country, (ii) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product or Licensed Process in such country, and (iii) the expiration of all Regulatory Exclusivity for such Licensed Product or Licensed Process in such country.
1.27.    “Sublicense” means an agreement in which Licensee (a) grants or otherwise transfers any of the rights licensed to Licensee hereunder or other rights that are relevant to designing, developing, testing, making, using, selling, performing or practicing of Licensed Products or Licensed Processes or use or practice of Patent Rights, (b) agrees not to assert such rights or to sue, prevent or seek a legal remedy for the performance or practice of same, or (c) is under an obligation to grant, assign or otherwise transfer any such rights or non-assertion, or to forebear from granting or otherwise transferring such rights to any other entity. Agreements expressly considered Sublicenses include (x) licenses, option agreements, “lock up” agreements, right of first refusal agreements, non-assertion agreements, covenants not to sue, distribution agreements that grant or otherwise transfer any rights licensed to Licensee hereunder, or similar agreements and (y) agreements that grant or otherwise transfer rights licensed to Licensee under this Agreement along with rights owned by Licensee or granted to Licensee by a Third Party. For the avoidance of doubt, if a Sublicense is entered into pursuant to an option or similar agreement that is also a Sublicense, then the date of execution of the Sublicense shall be the execution date of the option or similar agreement, not the date of the exercise of the option or similar agreement.
1.28    “Sublicense Income” means consideration in any form other than running royalties on Net Sales that Licensee or an Affiliate receives from a Sublicensee or its Affiliates. Sublicense Income shall include any upfront payments, license or option fees, lump sum payment, equity securities, milestone payments and other payments. In the event Licensee or any of its Affiliates receives non-cash consideration in connection with a Sublicense, Sublicense Income shall be calculated based on the fair market value of such consideration at the time of the transaction, assuming an arm’s length transaction made in the ordinary course of business.

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1.29    “Sublicensee” means a Person to which Licensee has granted a Sublicense.
1.30    “Taxes” shall have the meaning set forth in Section 4.3(b).
1.31    “Term” shall have the meaning set forth in Section 8.1.
1.32    “Territory” means worldwide.
1.33    “Third Party” means any Person other than DFCI, Licensee or any of their respective Affiliates.
1.34    “Valid Claim” means (a) a claim in an issued and unexpired patent included in the Patent Rights that: (i) has not been permanently revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and is not subject to appeal, (ii) has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise and (iii) has not been lost through an interference, reexamination or reissue proceeding, and is not subject to appeal, or (b) a pending claim of a pending patent application included in the Patent Rights which has not been finally rejected by an administrative agency action from which no appeal can be taken.
ARTICLE II. – Grant of Licenses, Reserved Rights and Sublicensing
2.1    License Grant.
Subject to all of the terms and conditions of this Agreement (including without limitation the non-exclusive license granted to the United States government in Section 2.4) DFCI grants to Licensee a non-exclusive, royalty-bearing license under Patent Rights, with the right to grant Sublicenses in accordance with Section 2.5, to use, make, have made, develop, market, import, distribute, sell and have sold Licensed Products and Licensed Processes in the Territory for the Field of Use during the Term.
2.2    Affiliates. Licensee has the right to have some or all of its rights or obligations under this Agreement exercised or performed on Licensee’s behalf by one or more of its Affiliates, such exercise or performance to be consistent with all of the terms and conditions of this Agreement. If an Affiliate of Licensee does assume any of Licensee’s obligations under the Agreement, Licensee guarantees performance by the Affiliate of such obligation. Any act or omission of an Affiliate which would be a breach of this Agreement if performed by Licensee shall be deemed to be a breach by Licensee of this Agreement. If DFCI has a claim arising under this Agreement against an Affiliate, DFCI may seek a remedy directly against Licensee and may, but is not required to, seek a remedy against the Affiliate. Notwithstanding anything to the contrary in this Agreement, in no event shall an Affiliate of Licensee have the right to grant a sublicense of any rights licensed to Licensee under this Agreement.
2.3    No Implied Licenses. This Agreement confers no license or rights by implication, estoppel or otherwise under any other technology, patent applications or patents owned, licensed or otherwise controlled in whole or in part by DFCI other than the Licensed Process or Licensed Product as set forth in this Agreement.
2.4    Reserved Rights. Notwithstanding anything to the contrary in this Agreement, the licenses granted by DFCI under this Agreement are subject to the following reserved rights:
a.The rights of the United States of America, as set forth in (i) Public laws 96-517 and 98-620, the regulations promulgated thereunder and any successor statutes and regulations, in each case as amended from time to time and (ii) the policy of any funding agencies. Any rights granted hereunder which are greater than permitted by the rights reserved by the United States of America detailed in the preceding sentence are subject to modification as required to conform to such rights reserved.

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b.DFCI’s right to grant non-exclusive, non-transferable licenses under Patent Rights to other academic, government or non-profit institutions in the Field of Use in the Territory for non-commercial purposes, including research, teaching and education purposes.
c.DFCI’s right to grant field-limited non-exclusive licenses, under Patent Rights to for-profit companies for commercial purposes.
d.DFCI’s right to make, have made, use, import, perform and practice Licensed Products and Licensed Processes in the Territory for the Field of Use for non-commercial purposes, including research, teaching and educational purposes.
2.5    Sublicensing.
a.General. Licensee has the right to grant Sublicenses under this Agreement during the Term in accordance with and subject to the terms and conditions of this Agreement. Notwithstanding anything to the contrary in this Agreement, it is expressly understood that Licensee and its Sublicensees shall not grant a Sublicense to any company engaged in the sales of tobacco or tobacco-related products; for the avoidance of doubt, “tobacco” or “tobacco-related” products shall not include products aimed at curbing or ceasing tobacco use. Licensee remains responsible for the operations of any Sublicensee under a Sublicense, as if the operations were carried out by Licensee under this Agreement. Notwithstanding any Sublicense, Licensee shall remain primarily liable to DFCI for all of Licensee’s duties and obligations contained in this Agreement, and any act or omission of a Sublicensee which would be a breach of this Agreement if performed by Licensee shall be deemed to be a breach by Licensee of this Agreement. Any Sublicenses granted by Licensee shall not include the right to grant any further Sublicenses other than as may be agreed in writing by DFCI, any permitted further Sublicenses to be subject to all restrictions on the granting of Sublicenses herein. If DFCI has a claim arising under this Agreement against a Sublicensee, then DFCI may seek a remedy directly against Licensee and may, but is not required to, seek a remedy against the Sublicensee. If a Sublicensee (or an Affiliate of such Sublicensee) undertakes a Patent Challenge of any such Patent Right under which such Sublicensee is sublicensed, then Licensee, upon receipt of notice from DFCI of such Patent Challenge, will terminate the applicable Sublicense.
b.Notice and Approval. Licensee shall promptly notify DFCI in writing of the identity of any prospective Sublicensee for DFCI’s approval, which shall not be unreasonably withheld.
c.Form and Content of Sublicenses. Licensee shall issue any Sublicense(s) granted by it under this Agreement in writing. Licensee shall include the equivalent of at least the following provisions in all Sublicenses:
i.Sublicensee shall use its best efforts to bring the subject matter of the Sublicense into commercial use as quickly as possible and shall report at least annually to Licensee on such efforts and its operations under the Sublicense;
ii.DFCI shall be an intended third party beneficiary under the Sublicense with the right to enforce the applicable terms of the Sublicense, including intellectual property ownership and enforcement, indemnification obligations, insurance and compliance with laws, and termination provisions;
iii.Sublicensee shall indemnify, defend and hold the Indemnitees harmless to at least the extent that Licensee is obligated to indemnify the Indemnitees under Section 9.1 of this Agreement;

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iv.Sublicensee shall make payments due to Licensee in relation to Net Sales of Licensed Products in a timely manner, so that Licensee may comply with its obligations to make payments to DFCI as set forth in ARTICLE III and ARTICLE IV of this Agreement;
v.If Sublicensee undertakes a Patent Challenge with respect to any Patent Rights under which the Sublicensee is sublicensed, then Licensee will be permitted to terminate such sublicense agreement;
vi.Sublicensee will comply with the applicable terms and conditions of this Agreement, including Section 2.4 (Reserved Rights), Section 4.2(a) (Books and Records) and 2.5 (Inspections), Sections 5.2-5.6, (U.S. Manufacture, Other Government Laws, Patent Marking, Publicity, Other Agreements), ARTICLE VI (Patent Preparation, Filing, Prosecution and Maintenance ), ARTICLE VII (Patent Infringement and Enforcement), Section 8.4(f) (Termination-Sublicenses) and ARTICLE IX (Indemnification, Defense and Insurance), ARTICLE X (Disclaimer of Warranties) and ARTICLE XII (Dispute Resolution).
vii.Sublicensees do not have the right to grant further sublicenses without the prior written approval of DFCI, which shall not be unreasonably withheld.
d.Copies of Sublicenses to DFCI. Licensee shall forward to DFCI a copy of any and all fully executed Sublicenses within thirty (30) days of the execution of the Sublicense, which copy may be redacted to omit proprietary and other sensitive information to the extent that such redaction does not impact DFCI’s ability to confirm Licensee’s compliance with this Agreement. Licensee shall also forward to DFCI annually a copy of any reports received by Licensee from its Sublicensee during the preceding twelve (12) month period under a Sublicense that relate to (1) the Sublicensee’s operations under the Sublicense and (2) a royalty or Sublicense Income accounting under the Sublicense.
e.Licensee’s Continuing Obligations. Nothing in this Section 2.5 may be construed to relieve Licensee of its obligations to DFCI under this Agreement, including but not limited to Licensee’s obligations under ARTICLE IX.
ARTICLE III. – CONSIDERATION
3.1    Reimbursements and Other Financial Consideration. In partial consideration of the rights granted by DFCI to Licensee under this Agreement, Licensee shall make the following payments to DFCI according to this ARTICLE III and ARTICLE IV, on behalf of itself, any Affiliate(s) or Sublicensee(s).
a.Past Patent Expenses. Within thirty (30) days after the Effective Date, Licensee shall reimburse DFCI for twenty-five percent (25%) of all out-of-pocket expenses incurred by DFCI for filing, prosecuting, maintaining and enforcing Patent Rights prior to the Effective Date. Licensee acknowledges that the total amount of these patent expenses is one hundred thirty-eight thousand eight hundred twenty-three dollars and eighty-seven cents ($138,823.87). Licensee shall reimburse DFCI for these expenses in the amount of thirty-four thousand seven hundred five dollars and ninety-seven cents ($34,705.97).
b.Future Patent Expenses. Licensee shall pay twenty-five percent (25%) of all reasonable out-of-pocket patent expenses incurred or paid by DFCI on or after the Effective Date for preparing, filing, prosecuting, and maintaining Patent Rights according to ARTICLE VI. DFCI shall submit to Licensee via email at accounts.payable@x4pharma.com invoices that document the out-of-pocket expenses incurred or paid by DFCI during the period being invoiced and state the total amount owed to DFCI. DFCI shall include X4 purchase order number X4C20-0369 on all such invoices. Undisputed invoices will be paid by Licensee within thirty (30) days of receipt.
c.Initial License Fee. Licensee shall pay to DFCI a non-creditable, non-refundable license issue fee in the sum of twenty-five thousand dollars ($25,000), which is due and payable to DFCI within

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fifteen (15) days of receipt of an invoice. DFCI shall include X4 purchase order number X4C20-0369 on the invoice.
d.License Maintenance Fees. Licensee shall pay DFCI a non-refundable license maintenance fee of ten thousand dollars ($10,000) on or before the first anniversary, the second anniversary, and the third anniversary of the Effective Date. Licensee shall pay DFCI a non-refundable license maintenance fee of forty thousand dollars ($40,000) on or before the fourth anniversary, the fifth anniversary, and the sixth anniversary of the Effective Date. Licensee shall pay DFCI a non-refundable license maintenance fee of fifty thousand dollars ($50,000) on or before the seventh anniversary of the Effective Date and each anniversary thereafter. License Maintenance Fees shall cease to be due in the first Calendar Year in which the First Commercial Sale of a Licensed Product or Licensed Process occurs. License Maintenance Fees shall be creditable toward a Milestone Fee due in the same Calendar Year.
e.Milestone Payments. Licensee shall make the following non-creditable, non-refundable milestone payments to DFCI within forty-five (45) days of the occurrence of the following events achieved with respect to a Licensed Product, whether Licensee, an Affiliate or Sublicensee achieves the events, payable once per Licensed Product.
i.Development Milestones
A.Phase II clinical trial first patient, first visit: $100K
B.Phase III clinical trial first patient, first visit: $200K
ii.Marketing Authorization Milestones
A.US regulatory approval: $250K
B.EU regulatory approval: $150K
iii.Commercialization Milestones
A.Each milestone payment set forth below is payable once for the first Licensed Product in the first indication to meet or exceed the specified Net Sales threshold in a Calendar Year.
B.First commercial sale: $100K
C.Total aggregate Net Sales > $100M: $500K
D.Total aggregate Net Sales > $200M: $1M
E.Total aggregate Net Sales > $2B: $10M
F.Total aggregate Net Sales > $4B: $20M
f.Running Royalties. Licensee shall pay DFCI the following running royalties on Net Sales by Licensee, its Affiliates or its Sublicensees of each Licensed Product or Licensed Process in a country in the Territory during the Royalty Term for such Licensed Product or Licensed Process in such country as follows:
1.Three-quarter percent (0.75%) of Net Sales of Licensed Products or Licensed Processes sold in such country which are covered by one or more Patent Rights in such country.
2.One-half percent (0.5%) of Net Sales of Licensed Products or Licensed Processes in such country which are not covered by any Patent Right in such country.Notwithstanding anything to the contrary in this Agreement, a Licensed Product that has commenced its Royalty Term in a country shall be deemed a “Licensed Product” in such country until the Royalty Term terminates for such product in such country
3.Sublicense Income. Licensee shall pay DFCI a royalty of two percent (2%) of Sublicense Income during the Term. Licensee shall pay these royalties to DFCI within forty-five (45) days of each Calendar Quarter in which the relevant Sublicense Income is received by Licensee or its Affiliate for a Licensed Product or Licensed Process.

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3.2.    Consequences of a Patent Challenge. In the event that: (i) Licensee or any of its Affiliates brings a Patent Challenge (except as required under a court order or subpoena), or (ii) Licensee or any of its Affiliates assists another party in bringing a Patent Challenge (except as required under a court order or subpoena or (iii) a Sublicensee or any of its Affiliates brings a Patent Challenge or assists another in bringing a Patent Challenge and Licensee does not terminate such Sublicensee’s Sublicense within thirty (30) days after notice to Licensee of the relevant Patent Challenge from DFCI and (iv) DFCI does not choose to exercise its rights to terminate this Agreement pursuant to Section 8.2(i), then the royalties due under Section 3.1(h) shall be doubled for the remainder of the Term of this Agreement. In the event that such a Patent Challenge is successful, Licensee will have no right to recoup any royalties paid during the period of challenge. In the event that a Patent Challenge is unsuccessful, Licensee shall reimburse DFCI for all reasonable legal fees and expenses incurred in its defense against the relevant Patent Challenge. For the sake of clarity, royalties due during the pendency of the Patent Challenge shall be paid directly to DFCI and not placed in escrow or other account.
3.3.    Waiver or Deferral. Waiver or deferral by DFCI of any payment owed under any paragraph under Section 3.1 may not be construed as a waiver or deferral of any subsequent payment owed by Licensee to DFCI.
ARTICLE IV. – Royalty Reports, Payments and Financial Records
4.1.    Royalty Reports. Within thirty (30) days after each Calendar Quarter, Licensee shall deliver to DFCI full, true and accurate reports of its activities and those of its Affiliates or Sublicensee(s), if any, relating to this Agreement or the rights licensed hereunder during the preceding Calendar Quarter. These reports must include at least the following, each on a country-by-country and Licensed Product-by-Licensed Product and Licensed Process-by-Licensed Process basis:
a.Number of Licensed Products and Licensed Processes manufactured or sold by Licensee, and any Affiliates or Sublicensees, in the Territory with the country of manufacture specified for each Licensed Product and Licensed Processes sold;
b.Total billings for the Licensed Products and Licensed Processes sold by Licensee, its Affiliates and Sublicensees in the Territory;
c.Itemized deductions applicable to determining Net Sales;
d.The nature and amount of Sublicense Income received by Licensee or its Affiliates; and
e.Total royalties due to DFCI, and the applicable royalty rate(s) applied.
If multiple Licensed Products or Licensed Process are covered by the license granted under this Agreement, Licensee shall separately identify each Licensed Product or Licensed Process in the royalty report and specify which patents/application within Patent Rights, if any, are used for the Exploitation of each Licensed Product or Licensed Process. Following receipt of such report, DFCI shall invoice Licensee for the royalties, if any, due and payable to DFCI under Section 3.1(h) and Licensee shall submit payment for amounts due under such invoice within thirty (30) days of invoice receipt.
4.2    Record Keeping.
a.Books and Records. Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, true books of account containing an accurate record (together with supporting documentation) of all data necessary for determining the amounts payable to DFCI. Licensee shall keep its records at its principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates and shall require its Affiliates and Sublicenses to keep their books and records in the same manner.

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b.Inspections. In order for DFCI to determine the correctness of any report or payment made under this Agreement, Licensee shall make its records available to DFCI for inspection for a period of three (3) years following the end of the Calendar Year to which they pertain. Licensee shall also require any Affiliates or Sublicensees to make their records available for inspection by DFCI, in the same manner as provided in this Section 4.2(b). DFCI may inspect the records during regular business hours by a certified public accountant selected by DFCI and reasonably acceptable to the licensed entity whose records are being inspected. In conducting inspections under this Section 4.2(b), Licensee agrees that DFCI’s accountant may have access to all records which DFCI reasonably believes to be relevant to calculating payments owed to DFCI under ARTICLE III. DFCI is responsible for the cost of any inspection, unless the examination shows an underreporting or underpayment by any entity to DFCI in excess of five percent (5%) for any twelve month period, in which case Licensee shall pay the cost of the inspection as well as any additional sum that would have been payable to DFCI had the Licensee reported correctly, plus interest as set forth in Section 4.5.
4.3    Form of Payments and Taxes.
(1)Licensee shall direct all payments to Dana Farber Cancer Institute in Boston, Massachusetts, or at such other place or in such other way as DFCI may reasonably designate. All payments shall reference DFCI Agr # A15627, and payments shall either:
be paid by check payable to Dana-Farber Cancer Institute and sent to:
Belfer Office for Dana-Farber Innovations (BODFI)
Attn: Finance
Dana Farber Cancer Institute
450 Brookline Ave.
BP304
Boston, MA 02215
or be paid by wire transfer, using the following information:
Bank: Bank of America
Bank Address: 100 Federal Street, Boston, MA 02110
Account #431-72001
ABA# 026009593

or be paid by wire transfers using ACH/EFT:

Beneficiary: Dana-Farber Cancer Institute, Inc.
Bank of America
100 Federal Street
Boston, MA 02110
ABA# 011 000 138
Account#: 00431 72001
SWIFT BOFAUS3N

(2)Unless otherwise required under Applicable Law, Licensee shall pay all amounts payable to DFCI under this Agreement in United States Dollars without deduction or withholding for or on account of any taxes, exchange, collection or other charges that may be imposed by any country or political subdivision (“Taxes”). If any Taxes are required by Applicable Law to be withheld on amounts payable to DFCI under this Agreement, Licensee will pay to DFCI an additional amount as is necessary to ensure that the amount actually received by DFCI is equal to the amount of payment that would have been made if no such Taxes had applied. If Taxes are imposed on a

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payment to DFCI under Applicable Law, Licensee will, to the extent such is available, promptly provide evidence that Licensee has paid such Taxes to the proper taxing authority.
4.4    Currency Conversion. If any currency conversion is required in connection with any payment owed to DFCI, the conversion will be made at the buying rate for the transfer of such other currency as quoted by the Wall Street Journal on the last business day of the applicable accounting period in the case of any payment payable with respect to a specified accounting period or, in the case of any other payment, the last business day before the date the payment is due.
4.5    Interest. Any payment owed to DFCI under this Agreement that is not made when due will accrue interest beginning on the first day following the due date specified in ARTICLE III and such interest payment will be due immediately but in no event later than the payment of the overdue amount to DFCI. The interest will be calculated at the annual rate of the sum of (a) two percent (2%) plus (b), the prime interest rate quoted by Bank of America on the date the payment is due, the interest being compounded on the last day of each Calendar Quarter; provided that the annual rate may not exceed the maximum legal interest rate permitted by Applicable Law. The payment of interest as required by this Section 4.5 does not foreclose or in any way limit DFCI from exercising any other rights or remedies it has as a consequence of the lateness of any payment.
ARTICLE V. – Operations under the License
5.1    Due Diligence.
a.General Obligations. Licensee shall use Commercially Reasonable Efforts to bring one or more Licensed Products or Licensed Processes to the marketplace as soon as reasonably practicable. After commercialization, Licensee shall continue Commercially Reasonable Efforts to keep Licensed Products and Licensed Processes available to the public.
b.Development and Commercialization Reports. On or before each anniversary of the Effective Date, Licensee shall provide to DFCI a written report describing the efforts by Licensee, or any Affiliates or Sublicensees, to bring one or more Licensed Products or Licensed Processes to the marketplace. The report must be in sufficient detail to permit DFCI to monitor Licensee’s compliance with the diligence provisions and requirements of this Agreement. Licensee shall include at least the following in these reports: (a) a summary of Licensee’s progress toward meeting the goals and objectives that had been established for the previous Calendar Year; (b) a summary of Licensee’s goals and objectives for the ensuing Calendar Year for developing and commercializing Patent Rights, including an identification of additional Licensed Products or Licensed Processes that Licensee intends to develop, if any and, if after the date of First Commercial Sale in any country, a summary of the activities of Licensee, and any Affiliates and Sublicensees, directed toward promoting the sale of Licensed Products in the Territory.
c.Failure to Perform. Licensee’s failure to satisfy any diligence obligations set forth in Section 5.1(a) shall give rise to DFCI’s ability to terminate this Agreement pursuant to Section 8.2(c).
d.Decision Not to Further Exploit. If at any time during the Term, Licensee decides not to Exploit or further Exploit a particular Licensed Product or Licensed Process, either by itself, with an Affiliate or through sublicensing, it shall promptly inform DFCI in writing. Unless within sixty (60) days of such notice to DFCI, Licensee establishes to DFCI’s satisfaction that the particular Licensed Product or Licensed Process that will no longer be Exploited is directly comparable to another Licensed Product or Licensed Process that Licensee is diligently developing or commercializing pursuant to this Agreement, DFCI has the right to terminate this Agreement by immediate written notice insofar as it applies to the particular Licensed Product or Licensed Process by providing written notice to Licensee. For clarity, any decision by Licensee to not develop or to not commercialize a Licensed Product or Licensed Process shall be a decision not to “Exploit” such Licensed Process or Licensed Product under this Section 5.1(d). In no event shall

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this Section 5.1(d) limit or eliminate, in any way, DFCI’s other rights and remedies under this Agreement and under Applicable Law, including DFCI’s right to terminate this Agreement as described in Section 5.1(c).
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5.3    Other Government Laws. Licensee shall comply with, and ensure that its Affiliates and Sublicensees comply with, all Applicable Laws that relate to Licensed Processes or Licensed Products. These include but are not limited to FDA statutes and regulations, the Export Administration Act of 1979, as amended, codified in 50 App. U.S.C. 2041 et seq. and the regulations promulgated thereunder or other applicable export statutes or regulations.
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5.5    Publicity; Use of Name. Licensee, its Affiliates and Sublicensees are not permitted to use the names of DFCI, the Inventor, its related entities or its employees, or any adaptations thereof, in any advertising, promotional or sales literature, or in any securities report required by the Securities and Exchange Commission (except as required by law), without the prior written consent of DFCI in each case. However, Licensee may (a) refer to publications in the scientific literature by employees of DFCI or (b) state that a license from DFCI has been granted as provided in this Agreement.
5.6    Confidentiality. All Confidential Information that is provided by one Party (the “disclosing Party”) to the other Party (the “receiving Party”) hereunder shall be maintained in confidence by the receiving Party, and shall not be disclosed to any Third Party or used for any purpose other than performance of its obligations and exercise of its rights under this Agreement. The Parties agree that disclosure by Licensee of development plan information constituting Exhibit B of this Agreement shall be considered Confidential Information despite such disclosure having occurred prior to the Effective Date hereof, and such information shall be subject to this Section 5.6. For the avoidance of doubt, Confidential Information of DFCI includes analyses or opinions of Third Party intellectual property that may be provided to Licensee by DFCI’s external counsel and any information in connection with patent preparation, filing, prosecution and maintenance under the terms of ARTICLE VI, and Confidential Information of Licensee includes reports submitted to DFCI pursuant to Section 5.1(b). Each Party agrees, during the Term and for five (5) years thereafter, to employ all reasonable efforts to keep the Confidential Information secret and confidential, such efforts to be no less than the degree of care employed by such Party to preserve and safeguard its own confidential information. The Confidential Information shall not be disclosed or revealed to anyone except employees or agents of or consultants to receiving Party who have a need to know the information and who have entered into a secrecy agreement with Licensee under which such employees, agents, or consultants are required to maintain as confidential the Confidential Information and such employees, agents, or consultants shall be advised by Licensee of the confidential nature of the Confidential Information and that the Confidential Information shall be treated accordingly. The receiving Party’s obligations under this Section shall not extend to any part of the information:
a.that can be demonstrated to have been in the public domain prior to the date of the disclosure;
b.that can be demonstrated, from written records, to have been in the receiving Party’s possession prior to the disclosure;
c.that becomes part of the public domain or publicly known by publication or otherwise, not due to any act or omission of the receiving Party, its employees, agents or consultants; or
d.that is demonstrated from written records to have been independently developed by or for the receiving Party without reference to the Confidential Information.
Notwithstanding anything to the contrary in this Agreement, the receiving Party may disclose the Confidential Information in order to comply with Applicable Law or a valid court order, in each case in connection with the receiving Party’s rights and obligations pursuant to this Agreement. Notwithstanding

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the foregoing, in the event the receiving Party is required to make a disclosure of Confidential Information pursuant to the preceding sentence, it will, (x) to the extent permissible under Applicable Law, give reasonable advance notice to the disclosing Party of such disclosure to provide an opportunity for the disclosing Party to challenge or limit the disclosure obligations, (y) use reasonable efforts to secure confidential treatment of such Confidential Information and (z) use reasonable efforts to avoid disclosure of Confidential Information.
5.7    Terms of the Agreement. Each Party agrees not to, and to cause its Affiliates not to, disclose to any Third Party the terms of this Agreement without the prior written consent of the other Party hereto, which consent shall not be withheld unreasonably, except each Party and its Affiliates may disclose the terms of this Agreement without such consent: (a) to advisors (including financial advisors, legal advisors and accountants), actual or potential acquisition partners or private investors, licensees and other financial parties on a reasonable need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those in this Agreement; or (b) to the extent necessary to comply with Applicable Law and court orders (including securities laws or regulations and the applicable rules of any public stock exchange); provided that in the case of clause (b), the disclosing Party or its Affiliate shall promptly notify the other Party and (other than in the case where such disclosure is necessary, in the reasonable opinion of the disclosing Party’s legal counsel, to comply with securities laws or regulations) allow the other Party a reasonable opportunity to intervene to protect the confidentiality of the information and oppose such disclosure and, to the extent allowable by law, to seek limitations on the portion of the Agreement that is required to be disclosed. Where such disclosure is necessary, in the reasonable opinion of the disclosing Party’s legal counsel, to comply with securities laws or regulations, the disclosing Party shall allow the other Party a reasonable opportunity to review such proposed disclosure and suggest portions of such disclosure for confidential treatment, which suggestions the disclosing Party shall reasonably consider. Notwithstanding any other provisions of this Agreement: (x) the Parties may provide information about this Agreement and amounts paid as part of routinely prepared summary documents that do not disclose any terms that were not disclosed in a mutually agreed press release; (y) the Parties may make factual statements regarding the existence, nature, and type of this Agreement, provided that such statements do not disclose specific terms hereof; and (z) DFCI may report consideration to institutions, inventors or others to whom royalties are payable based on activities performed hereunder and to the government as necessary or required.
5.8    Publications.
a.Notwithstanding anything to the contrary in this Agreement, DFCI retains the right to publish, present and otherwise publicly disseminate any results or other information stemming from the rights retained as set forth in Section 2.4.
ARTICLE VI. – Patent Preparation, Filing, Prosecution and Maintenance
6.1    Responsibility. Subject to Section 3.1(b), DFCI, in its sole discretion, is responsible for preparing, filing, prosecuting and maintaining the patent applications and patents included within Patent Rights, in consultation with Licensee. For purposes of this Agreement, patent “prosecution” and “prosecuting” includes ex parte prosecution, interference proceedings, reissues, reexaminations, oppositions and all proceedings before a patent office in the Territory, including inter partes review, appeals and post grant review proceedings, and any judicial or other appeals of the foregoing. DFCI shall provide, or cause its agent to provide, to Licensee copies of relevant material correspondence between DFCI and the United States Patent Office or the various foreign patent offices with respect to the filing, prosecution and maintenance of Patent Rights.
6.2    Relinquishing Rights. Licensee may surrender its licenses under any of the patents or patent applications within Patent Rights in any country of the Territory by giving ninety (90) days advance written notice to DFCI. However, if Licensee is surrendering any patent or application within Patent Rights on which an inter partes review, post grant review proceeding, interference proceeding, other opposition or any appeal thereof has been declared or filed, the notice period is one hundred and eighty (180) days. If Licensee so surrenders its rights, it will remain responsible for all patent-related expenses incurred by DFCI before or during the applicable notice period. Thereafter, Licensee will have no further obligation to pay any patent expenses for the patents or patent applications

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that it surrendered. Notwithstanding the foregoing, if such surrender results in termination of all rights under this Agreement, then such surrender shall be deemed a termination of this Agreement in its entirety and the termination notice provision in Section 8.3 shall apply.
ARTICLE VII. - Patent Infringement and Enforcement
7.1    Responsibility. Subject to the rights of co-applicants or co-owners of any Patent Rights, DFCI, in its sole discretion, is responsible for preparing, filing, prosecuting, maintaining, enforcing and defending the patent applications and patents included within Patent Rights. For purposes of this Agreement, patent “prosecution” and “prosecuting” includes ex parte prosecution, interference proceedings, reissues, reexaminations, oppositions and all proceedings before a patent office in the Territory, including inter partes review, appeals and post grant review proceedings, and any judicial or other appeals of the foregoing.
7.2    Cooperation. Licensee shall cooperate with DFCI in preparing, filing, prosecuting, maintaining, extending, enforcing and defending the patent applications and patents within Patent Rights, as applicable. Licensee shall provide prompt notice to DFCI of any matter that comes to its attention that may affect the patentability, validity, enforceability, or infringement, or support any extension (including patent term extension pursuant to 35 U.S.C. § 156 and comparable laws and supplementary protection certificates) of any patent application or patent within Patent Rights.
If, at any time during the term of this Agreement, Licensee becomes aware of any infringement of or challenge to the Patent Rights, it will promptly notify DFCI.
7.3    Paragraph IV Type Notices. Without limiting any other obligation under this Agreement, each Party will immediately (but in no event more than five (5) days after awareness) give written notice to the other of any certification of which it becomes aware filed pursuant to any statutory or regulatory requirement in any country in the Territory similar to 21 U.S.C. § 355(b)(2)(A)(iv) or § 355(j)(2)(A)(vii)(IV) (or any amendment or successor statute thereto) claiming that any Patent Right Covering any Licensed Product or License Process is invalid or that infringement will not arise from the development, manufacture, use or commercialization in the Territory of such Licensed Product or Licensed Process by a Third Party. Licensee shall promptly provide to DFCI copies of all correspondence by or to Licensee or its Affiliates related to such certification.
ARTICLE VIII. – Term and Termination
8.1    Term. The term of this Agreement shall commence on the Effective Date and remain in effect until, unless terminated earlier under the provisions of this Agreement, the later of the (a) expiration date of the last to expire of patents within Patent Rights and (b) the expiration of all of Licensee’s payment obligations to DFCI pursuant to this Agreement (such time period, the “Term”).
8.2    Termination by Licensor. DFCI has the right to immediately terminate this Agreement and all licenses granted hereunder by providing Licensee with written notice of termination, upon the occurrence of any of the following events:
a.Licensee ceases to carry on its business with respect to Licensed Products or Licensed Processes.
b.Licensee fails to pay any royalty or other payment pursuant to this Agreement that has become due and is payable under ARTICLE III or ARTICLE IV of this Agreement and has not cured the default by making the required payment, together with interest due, within thirty (30) days of receiving a written notice of default from DFCI requesting such payment.
c.Licensee fails to comply with any of the due diligence obligation provided for in Sections 5.1(a) through 5.1(c) or Section 5.1(e) and Licensee has not cured the default by satisfying such obligation within sixty (60) days of receiving written notice of default from DFCI.

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d.Licensee defaults in its obligations to procure and maintain insurance under Section 9.2.
e.An officer of the Licensee, its Affiliate or Sublicensee is convicted of a felony relating to the manufacture, use, sale or importation of one or more Licensed Products.
f.Licensee has granted a Sublicense (i) without notifying DFCI pursuant to this Agreement or (ii) on terms inconsistent with the terms required of Sublicenses hereunder.
g.Licensee materially breaches any other material obligation under this Agreement, unless Licensee has cured breach within ninety (90) days of receiving written notice from DFCI specifying the nature of the breach.
h.Licensee becomes insolvent, makes an assignment for the benefit of creditors, or has a petition in bankruptcy filed for or against it.
i.Licensee or any of its Affiliates, Sublicensees or Sublicensees’ Affiliates directly or indirectly brings a Patent Challenge or assists others in bringing a Patent Challenge, in each case except as may be required under a court order or subpoena.
8.3    Termination by Licensee. Licensee has the right to terminate this Agreement without cause by (a) giving DFCI ninety (90) days prior written notice and (b) paying all amounts due to DFCI through such effective date of termination.
8.4    Effect of Termination.
a.No Release. Upon termination or expiration of this Agreement for any reason, nothing in this Agreement may be construed to release either Party from any obligation that accrued prior to, or that are expressly indicated to survive, the effective date of the termination or expiration, as applicable.
b.Survival. The provisions of ARTICLE I (to the extent defined terms are contained in the following Articles and Sections), Section 3.1(b) (Future Patent Expenses), ARTICLE IV (Royalty Reports, Payments and Financial Records), Section 5.1(b) (Development and Commercialization Reports), Section 5.3 (Other Government Laws), Section 5.5 (Publicity – Use of Names), Section 5.6 (Confidentiality), Section 5.8 (Publications), Section 8.4 (Effect of Termination), ARTICLE IX (Indemnification, Defense and Insurance), Section 10.2 (Warranty Disclaimers; Limitation of Liability), ARTICLE XI (Notices), ARTICLE XII (Dispute Resolution) and all of ARTICLE XIII (Miscellaneous) except Section 13.3 (Assignment) and, solely with respect to Licensed Processes or Licensed Products Licensee has the right to Exploit in any way following termination of this Agreement pursuant to Section 8.4(d), Section 3.1(e) (Milestone Payments), and Section 3.1(f) (Running Royalties), survive termination or expiration of this Agreement.
c.Rights. Upon termination of this Agreement for any reason, all rights and licenses granted to Licensee under the terms of this Agreement will terminate, subject to Section 8.4(d).
d.Inventory. Licensee, any Affiliate(s) and any Sublicensees whose Sublicenses are not converted as provided in Section 8.4(f), may, after the effective date of termination, sell all Licensed Products that are in inventory or have otherwise been distributed with the intent to sell as of the date of written notice of termination, and complete and sell Licensed Products which the licensed entity(ies) can clearly demonstrate were in the process of manufacture as of the date of written notice of termination, provided that Licensee shall pay to DFCI the royalties thereon as required by ARTICLE III and shall submit the reports required by ARTICLE IV on the sales of Licensed Products.

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e.Return of Confidential Information. Within sixty (60) days of the effective date of any termination of this Agreement (but not the expiration of this Agreement in accordance with the terms hereof), each Party shall, at the disclosing Party’s option, either return or destroy all materials relating to or containing Confidential Information, except to the extent such Confidential Information is maintained by the receiving Party as part of a permitted disclosure under Section 5.7. Notwithstanding the foregoing, (i) the receiving Party will be permitted to retain one copy of such materials for archival and legal compliance purposes and (ii) the receiving Party will not be required to delete or destroy any electronic back-up tapes or other electronic back-up files that have been created solely by the automatic or routine archiving and back-up procedures of the receiving Party, to the extent created and retained in a manner consistent with its or their standard archiving and back-up procedures.
f.Sublicenses. Any Sublicenses will terminate contemporaneously with this Agreement. However, any Sublicensee not in default under its Sublicense may request conversion of the Sublicense to a license directly between DFCI and Sublicensee on or before the thirtieth day following termination of this Agreement. DFCI shall not unreasonably withhold its acceptance of such conversion, however, as a condition of DFCI’s acceptance, the Sublicensee must first agree to be bound by all of the provisions of this Agreement.
ARTICLE IX. – Indemnification, Defense and Insurance
9.1     Indemnification and Defense.
a.Licensee shall indemnify, defend and hold harmless DFCI and its trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees” and each, an “Indemnitee”) against any liability, damage, loss or expense (including attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments arising from or occurring as a result of: (i) the research, development, design, production, manufacture, sale, use in commerce, lease, promotion or other Exploitation of any product, process or service relating to, or developed pursuant to, this Agreement (including any Licensed Process or Licensed Product) by Licensee or by a Sublicensee, Affiliate or agent of Licensee, (ii) a breach of this Agreement by Licensee or (iii) any activities carried out pursuant to this Agreement or the exercise of any rights granted under this Agreement by Licensee, its Affiliates, Sublicensees or permitted subcontractors.
b.Licensee’s indemnification obligations under Section 9.1(a) which relate to or arise out of any theory of product liability (including but not limited to action in the form of tort, warranty, strict liability) concerning a product, process or service made, used or sold pursuant to any right or license granted under this Agreement apply to any liability, damage, loss or expense whether or not it is attributable to the negligent or grossly negligent activities of the Indemnitees and any other indemnification obligations of Licensee under Section 9.1(a) shall not apply to any liability, damage, loss or expense to the extent that it is attributable to (i) the grossly negligent activities of the Indemnitees, or (ii) the intentional wrongdoing or intentional misconduct of the Indemnitees.
c.If any such action is commenced or claim made or threatened against DFCI or other Indemnitees as to which Licensee is obligated to indemnify it (them) or hold it (them) harmless, DFCI or the other Indemnitees shall promptly notify Licensee of such event; provided that any failure to do so shall not affect the Indemnitee’s right to indemnification hereunder, except to the extent that such failure or delay impairs the Licensee’s ability to defend or contest any such claim. The right of Licensee to assume the defense of any action is limited to that part of the action commenced against DFCI and/or Indemnitees that relates to Licensee’s obligation of indemnification and holding harmless Licensee shall assume the defense of any suit or claim for which indemnification is sought under this Section 9.1. Licensee shall, at its own expense, provide attorneys reasonably

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acceptable to DFCI to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought. Licensee shall keep DFCI informed of the progress of the indemnified claim. DFCI may participate in the defense thereof at its sole cost and expense. Licensee may not enter into any settlement, consent judgment, or other voluntary final disposition of any claim that has an adverse effect on the rights of any Indemnitee(s) hereunder or admits any wrongdoing or fault by any Indemnitee(s) or imposes on any Indemnitee(s) any payment or other liability or obligation, without the prior written consent of DFCI.
d.Licensee shall require any Affiliates or Sublicensee(s) to indemnify, hold harmless and defend DFCI under the same terms set forth in this ARTICLE IX.
9.2    Insurance.
a.At such time as any product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Affiliate or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain policies of commercial general liability insurance in amounts not less than $1,000,000 per incident and $2,000,000 annual aggregate and products liability insurance in amounts not less than $5,000,000 per incident and $5,000,000 annual aggregate, . Such commercial general liability insurance must provide contractual liability coverage for Licensee’s indemnification under Section 9.1 of this Agreement. If Licensee elects to selfinsure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate), such selfinsurance program must be acceptable to the DFCI and the DFCI’s associated Risk Management Foundation. The minimum amounts of insurance coverage required under these provisions may not be construed to create a limit of Licensee’s liability with respect to its indemnification obligation under Section 9.1 of this Agreement.
b.Licensee shall provide DFCI with written evidence of such insurance upon request of DFCI. Licensee shall provide DFCI with written notice at least fifteen (15) days prior to the cancellation, nonrenewal or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, DFCI has the right to terminate this Agreement effective at the end of such fifteen (15) day period without any notice or additional waiting periods.
c.Licensee shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Affiliate or agent of Licensee and (ii) a reasonable period after the period referred to in clause (i) of this Section 9.2(c) above which in no event shall be less than seven (7) years.
d.Licensee shall require any Affiliates or Sublicensee(s) to maintain insurance in favor of DFCI and the Indemnitees under the same terms set forth in this Section 9.2.
ARTICLE X. – REPRESENTATIONS AND WARRANTIES; LIABILITY LIMITATIONS
10.1    Representations, Warranties and Covenants of Licensee. Licensee represents, warrants and covenants that (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization; (b) it has the authority and right to enter into and perform its obligations under this Agreement, (c) as of the Effective Date, the execution, delivery and performance of this Agreement by Licensee does not conflict with, or constitute a breach of, any order, judgment, agreement or instrument to which it is a Party or, to its knowledge, is otherwise bound, (d) no consent of any Third Party, including without limitation any governmental authority, is

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required for such Party to execute, deliver and perform under this Agreement, and (e) it will comply, and will ensure that its Affiliates and Sublicensees comply, with all Applicable Laws in the performance of its obligations and exercise of its rights under this Agreement.
10.2    Warranty Disclaimers; Limitation of Liability.
a.DFCI MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY LICENSED PROCESS OR LICENSED PRODUCT, PATENT RIGHT, TRADEMARK, SOFTWARE, NONPUBLIC OR OTHER INFORMATION, OR TANGIBLE RESEARCH PROPERTY, LICENSED OR OTHERWISE PROVIDED TO LICENSEE HEREUNDER AND HEREBY DISCLAIMS THE SAME.
b.DFCI DOES NOT WARRANT THE VALIDITY OF THE PATENT RIGHTS LICENSED HEREUNDER AND MAKES NO REPRESENTATION WHATSOEVER WITH REGARD TO THE SCOPE OF THE PATENT RIGHTS OR THAT SUCH PATENT RIGHTS MAY BE EXPLOITED BY LICENSEE, AFFILIATE OR SUBLICENSEE WITHOUT INFRINGING OTHER PATENTS. IF BIOLOGICAL MATERIALS ARE LICENSED HEREUNDER, DFCI MAKES NO REPRESENTATION THAT SUCH MATERIALS OR THE METHODS USED IN MAKING OR USING SUCH MATERIALS ARE FREE FROM LIABILITY FOR PATENT INFRINGEMENT.
c.THE LIABILITY OF DFCI, ITS AGENTS, OR ITS EMPLOYEES, WITH RESPECT TO ANY AND ALL SUITS, ACTIONS, LEGAL PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, COSTS AND EXPENSE ARISING OUT OF THE PERFORMANCE OR NON PERFORMANCE OF ANY OBLIGATION UNDER THIS AGREEMENT WHETHER BASED ON CONTRACT, WARRANTY, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE), STRICT LIABILITY, STATUTORY OR OTHERWISE SHALL BE LIMITED TO DIRECT, ACTUAL DAMAGES INCURRED AS A RESULT OF DFCI’S FAILURE TO PERFORM ITS OBLIGATIONS AS REQUIRED BY THIS AGREEMENT AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, DFCI SHALL IN NO EVENT BE LIABLE FOR ANY LOST PROFITS, LOST BUSINESS OPPORTUNITY OR INDIRECT, SPECIAL, INCIDENTIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.
ARTICLE XI. – Notices
Unless otherwise expressly specified in this Agreement, reports, notices and other communications under this Agreement shall be in writing, shall specifically refer to this agreement # A15627, and shall be deemed given only if delivered by hand, recognized national overnight courier (with confirmation) or registered or certified mail with postage prepaid and return receipt requested, to the following addresses of the Parties:
If to DFCI:     Senior Director, Licensing
    Dana-Farber Cancer Institute
    450 Brookline Ave.
    Boston, MA 02215

With a copy to:     Chief Innovation Officer
    Dana-Farber Cancer Institute
    450 Brookline Ave.
    Boston, MA 02215

If to Licensee:     Chief Executive Officer
    X4 Pharmaceuticals, Inc.

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    61 North Beacon Street, 4th Floor
    Boston, Massachusetts 02134

With a copy to:     General Counsel
    X4 Pharmaceuticals, Inc.
    61 North Beacon Street, 4th Floor
    Boston, Massachusetts 02134

Such notice shall be deemed to have been given and effective as of the date of receipt. A Party may change its contact information immediately upon written notice to the other Party in the manner provided in this ARTICLE XI.
ARTICLE XII. – Dispute Resolution
12.1    Negotiation between the Parties. Subject to Section 12.2, the Parties shall first attempt to resolve any controversy that arises from this Agreement, or claim for breach of the Agreement, by good faith negotiations, first between their respective business development representatives and then, if necessary, between senior representatives for the Parties, such as the Senior Vice-President for Research or President of DFCI and the Chief Financial Officer or Chief Executive Officer of Licensee.
12.2    Injunctive Relief. Notwithstanding anything to the contrary in this Agreement, either Party may seek a preliminary injunction or other provisional equitable relief if such Party believes that such action is necessary to avoid irreparable harm to itself or preserve its rights under this Agreement.
ARTICLE XIII. Miscellaneous
13.1    Independent Contractors. For the purpose of this Agreement and all services to be provided hereunder, both Parties are and will be deemed to be, independent contractors and not agents or employees of the other. Neither Party has authority to make any statements, representations or commitments of any kind, or to take any action, that will be binding on the other Party. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties or any of their agents or employees for any purpose, including tax purposes, or to create any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party.
13.2    Severability. If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, (a) the validity, legality or enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby and shall remain in full force and effect and (b) the Parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.
13.3    Assignment. DFCI may assign, delegate or subcontract any or all of its rights or obligations under this Agreement at any time without the prior consent of Licensee. Except as expressly permitted in this Agreement, Licensee may not assign, delegate or subcontract any of its rights or obligations under this Agreement, in part or in whole, without the express written consent of DFCI, which consent DFCI will not unreasonably withhold; provided that Licensee may assign this agreement to an Affiliate or to a successor in interest in conjunction with the sale of all or substantially all of its assets, so long as such successor shall agree in writing to be bound by the terms and conditions hereof prior to such assignment, and such writing is disclosed to DFCI. Any attempted assignment not permitted under this Section 13.3 shall be null and void.
13.4    Change of Control. Licensee will notify DFCI in writing promptly (and in any event within twenty (20) days) following the entering into of a definitive agreement with respect to a Change of Control.
13.5    Entire Agreement. This Agreement (including any schedules, exhibits or the like) contains the entire agreement between the Parties with respect to the subject matter. No verbal agreement, conversation or

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representation between any officers, agents, or employees of the Parties either before or after the execution of this Agreement may affect or modify any of the terms or obligations herein contained.
13.6    Modifications in Writing. No change, modification, extension, or waiver of this Agreement, or any of the provisions herein contained is valid unless made in writing and signed by a duly authorized representative of each Party.
13.7    Governing Law. The validity and interpretation of this Agreement and the legal relations of the Parties to it are governed by the laws of the Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.
13.8    Further Assurance. Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
13.9    Interpretation. The captions are provided for convenience and are not to be used in construing this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender include either or both genders; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the term “or” shall have the inclusive meaning of the term “and/or”; (d) “including” and its cognates shall have the non-limiting meaning of “including, without limitation”; (e) the term “will” shall have the same meaning and import as the term “shall”; (f) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (g) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement.
13.10    Construction. The Parties agree that they have participated equally in the formation of this Agreement and that the language herein should not be presumptively construed against either of them.
13.11    Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, and together shall constitute one and the same agreement and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart. This Agreement, following its execution, may be delivered via PDF copies or other form of electronic delivery, which shall constitute delivery of an execution original for all purposes.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of Effective Date.

DANAFARBER CANCER INSTITUTE, INC. (DFCI)

By: ___/s/Emy Chen__________________________; Date: _____11/16/2020_____________

Name: Emy Chen, PhD

Title: Sr. Director Licensing, Dana-Farber Innovations

X4 PHARMACEUTICALS, INC. (Licensee)

By: ____/s/_Derek Meisner___________________________; Date: ___11/16/2020_______________

Name:

Title:

58000218_19

Confidential

Exhibit A
Patent Rights

DFCI IP #	Application Number	Type	Application Date	Issued #	Issued Date	Country
1788.01	61/877,009	PRO	12-Sep-2013			US
1788.02	61/889,150	PRO	10-Oct-2013			US
1788.010	PCT/US2014/055386	PCT	12-Sep-2014			WO
1788.020	15/021,323	National	11-Mar-2016	10,526,660	07-Jan-2020	US
1788.021	16/684,193	DIV	14-Nov-2019			US
1788.030	2014318614	National	12-Sep-2014			Australia
1788.035	2,922,398	National	12-Sep-2014			Canada
1788.080	14844516.6	National	12-Sep-2014			EP

Confidential

Exhibit B
Development Plan